Exhibit 10.3

CLINICAL TRIAL AGREEMENT

This Clinical Trial Agreement (“Agreement”) is made as of the 29th day of April, 2010 (“Effective Date”) between Putney Drug Corp., a Nevada corporation, having a principal place of business at 3930 Varsity Drive, Ann Arbor, MI 48109 (“Company”), and The Regents of the University of California, a constitutional California corporation, on behalf of its Los Angeles campus, with an address at David Geffen School of Medicine UCLA Clinical Trials Contracts Unit, 10911 Weyburn Avenue, 3rd Floor, Los Angeles, CA 90095-7170 (“Institution”), each referred to herein individually as a “Party” and collectively as the “Parties.”

Whereas, Company and Institution are parties to a License Agreement, effective as of November 17, 2005 (“the License”), under which Company has agreed to develop products based on an invention by Rhonda Voskuhl, M.D., for the use of estriol, which invention is the subject of estriol for the treatment of autoimmune disease and the use of estriol and other estranges, estrogens and estrogen receptor active compositions in the treatment of psoriasis and other autoimmune diseases (UCLA case No. 1998-531 & UCLA case No. 2004-101), assigned by Rhonda Voskuhl, M.D., to Institution.

Whereas, the Company is a wholly-owned subsidiary of Adeona Pharmaceuticals, Inc.

Whereas, Rhonda Voskuhl, M.D., an employee of Institution, (“Principal Investigator”) is the Principal Investigator for a clinical research study (“the Study”) entitled “A Combination Trial of Copaxone Plus Estriol in Relapsing Remitting Multiple Scleroses” (“the Protocol”), and has received funding for the Study from the National Institutes of Health (“NIH”) and the National Multiple Sclerosis Society (“NMSS”).

Whereas, Principal Investigator is the author of the Protocol and holds the IND.

Whereas, the Study is being conducted at Institution and Institution is subcontracting with other sites to conduct the Study.

Whereas, Company has been providing estriol (“Study Drug”) and placebo to Institution.

Whereas Company and Institution desire to memorialize this arrangement in writing.

Whereas, Company has agreed to continue to provide Study Drug and placebo gratis to Institution for the conduct of the Study.

Accordingly, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1: Study Performance

1.1           Conduct of Study in Accordance with Protocol; Priority of Terms. Subject to the initial and continuing approvals described in Section 1.2 below, Institution, through Principal Investigator, agrees to conduct the Study in accordance with the Protocol, which is attached to this Agreement as Exhibit A and herein incorporated by reference. In the event of any conflict between the Protocol and the provisions of this Agreement, the Protocol shall govern with respect to scientific issues, and the provisions of this Agreement shall govern with respect to all other issues. The Study shall be conducted in accordance with all applicable federal, state and local laws relating to the conduct of clinical studies, including Food and Drug Administration (“FDA”) Good Clinical Practice (“GCP”), the Health Insurance Portability and Accountability Act of 1996 (together with any regulations promulgated thereunder, “HIPAA”), and the California Confidentiality of Medical Information Act (“CMIA”) (collectively “Applicable Laws”).

1.2           Study Review and Approvals. The Study shall be conducted by Institution under the direction of the Principal Investigator at Institution. Institution, through Principal Investigator, shall provide Company with written evidence of review and approval of this Study by Institution’s Institutional Review Board (“IRB”) prior to receipt of the Study Drug provided by Company and shall inform Company of the IRB’s continuing reviews of the Study promptly after each such review takes place, which shall be at least once per year. Initiation of the Study protocol shall not begin until IRB approval is obtained.

1.3           Completion of the Study. For purposes of this Agreement, Company and Institution shall consider the Study to be complete and concluded at such time as the occurrence of final data lock or earlier termination by a Data Safety Monitoring Board (“Study Conclusion”).

1.4           Provision and Use of Study Drug. Company shall be responsible for providing and will ship directly to each of the Institution and the Study subsites, at no charge, sufficient quantities of the Study Drug and placebo as may be required for the Study in accordance with the Study schedule. Company understands that Institution is relying on timely delivery of the Study Drug in order for Institution and the subsites to conduct the Protocol. Institution, through Principal Investigator, will safeguard such Study Drug in accordance with all Applicable Laws and shall return or otherwise dispose of any remaining Study Drug at the Study Conclusion in accordance with Company’s instructions and at Company’s expense. Institution shall not use any Study Drug for any purpose other than the conduct of the Study. Company represents and warrants that it is in compliance with federal, state, and local laws and regulations relating to the manufacture and formulation of any investigational drug and to other materials supplied, and with other applicable legal requirements. Company shall ensure that the supplies of the Study Drug and placebo shall be from the same vendor in order to ensure consistency throughout the term of the Study and that the method of overencapsulation will also remain constant throughout the Study. Company is not providing funding for the Study or other support other than the Study Drug and placebo.

Section 2: Material Subject Information

2.1           Company agrees to notify Institution in writing promptly but no later than fifteen (15) days upon knowledge of information that could affect the safety or medical care of current or former subjects, affect current subjects’ willingness to continue participation, influence the conduct of the Study, or alter the IRB’s approval. Company and Institution shall comply with their respective reporting requirements to regulatory authorities, including, for example, the FDA, the Office for Human Research Protections, and other authorities as required. Institution, through the Principal Investigator and/or IRB as appropriate, shall be responsible for informing subjects of the above information they learn from Company in accordance with the IRB-approved informed consent form and Company shall not contact them. No other provision of this Agreement shall be construed to override the provisions of this Section 2.1.

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Section 3: Study Data/Deliverables

3.1           Institution shall own the data resulting from the Study. Following completion of the Study Institution shall provide to Company, (a) at the Company’s expense and subject to a confidentiality agreement in favor of Institution, HIPAA and CMIA-compliant redacted copies of patient case report forms (such redactions removing any patient identifying information) in order to facilitate Company’s further clinical testing, regulatory approval and commercialization of estriol (b) a report setting forth the accomplishments and significant findings of the Study upon completion of the Study (c) “open” reports on accrual and safety (together, the “Deliverables”). The Company will not receive data on efficacy until the trial is completed and the blind is broken.

3.2           The Deliverables provided, to Company will be held in confidence until publication of the results of the Study is made by Institution pursuant to Article 4, or the Deliverables become publicly available, or written permission to disclose the Deliverables is granted by Institution authorized representative. Thereafter, Company may freely use the Deliverables in compliance with all applicable laws and consent forms. It is agreed, however, that under no circumstances will Company state or imply in any publication or other published announcement that Institution has or approved any product.

Section 4: Publication

4.1           Company agrees that Institution and/or Principal Investigator shall have the first right to publish the results of the Study; provided, however, that none of the following actions shall be considered to be a publication of the results of the Study in violation of the publication rights of the Institution and/ or the Principal Investigator: (i) issuance of a press release disclosing the results of the Study (ii) the disclosure of results of the Study to investors, prospective investors of potential corporate partners or (iii) the disclosure of the results of the study to the Securities and Exchange Commission or any other regulatory authority or in any filing with therewith. Institution and/or Principal Investigator shall be free to publish the results of the Study subject only to the provisions of Section 7 regarding Company’s Proprietary Information. Company shall be provided with a copy of any proposed publication thirty (30) days prior to submission for publication. Company shall be entitled to review such proposed publications solely for the purpose of identifying Company Proprietary Information, which shall be removed from the publication upon Company’s request; and to identify any patentable Inventions, which shall be addressed as described below; and to provide any other comments Company desires to provide, provided that Institution and/or Principal Investigator shall have no obligation to address any such additional comments. At the expiration of such thirty (30) day period, Institution and/or Principal Investigator may proceed with submission for publication provided that any identified Company Proprietary Information has been removed; and provided further that upon notice by Company that Company reasonably believes a patent application claiming an Invention (as defined in Section 5) should be filed prior to such publication, in Institution’s discretion such submission shall be delayed for up to an additional thirty (30) days or until any patent application or applications have been filed, whichever shall first occur. In no event shall the submission of such publication of results be delayed for more than sixty (60) days for manuscripts and for more than thirty-seven (37) days for abstracts from the date such proposed publication was provided to Company; at the end of said sixty (60) or thirty-seven (37) days, the Principal Investigator shall be free to publish such results as proposed.

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Section 5: Inventions/Intellectual Property

5.1           The Parties acknowledge and agree that because the Study is supported by the NIH and the NMSS, any Inventions (as defined below) are subject to the pre-existing rights and limitations of the policies of those entities. Any license to an Invention shall be subject to such rights. Further, Company acknowledges and understands that, under Institution’s agreements with NIH and NMSS, NIH and NMSS each obtain certain rights to Inventions. Additionally Company acknowledges that Federal regulations such as the Bayh-Dole Act and the Tax Reform Act of 1986 may also affect the range and scope of rights that may be granted to Company. The Parties mutually acknowledge that the United State government, as a matter of statutory right under 35 U.S.C 200-212, may hold a nonexclusive license and certain other rights under patents or inventions made as a consequence of research whose funding includes funds supplied by the United States government. In the event the United States government has such rights or in the future is found to have such rights with respect to all or any Inventions, any license contemplated under this Agreement, even if termed an “exclusive” license shall be understood to be subject to the rights of the United States government, without any effect on the Parties’ remaining obligations as set forth in the license or in this Agreement.

5.2           The term “Invention” shall mean any new discovery or invention that is first conceived and actually reduced to practice in the conduct of the Study under this Agreement.

5.3           Inventorship of Inventions shall be determined in accordance with U.S. patent Law. All rights to Inventions made solely by employees of Institution shall be the sole property of Institution. All rights to Inventions made solely by employees of Company shall be the sole property of Company. All rights to Inventions made jointly by employees of Company and Institution shall belong jointly to Company and Institution.

5.4           To the extent that Institution is legally able, Company will be granted a time-limited first right to negotiate an option or license under Institution’s rights in any Invention that belongs either solely to Institution or jointly to Institution and Company. If the Institution receives a bona fide written offer from an independent third party to enter into a license with respect to any Invention, it will offer the Company a right of first refusal to enter into a license with respect to such Invention upon the same terms as those offered by the independent third party in the bona fide written offer.

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5.5           Institution will promptly disclose to Company any Inventions. Company will hold such disclosure on a confidential basis and will not disclose the information to any third party without consent of Institution. Company will advise Institution in writing within sixty (60) days of such disclosure whether or not it wishes to secure an option or commercial license (“Election Period”). Company will have ninety (90) days from the date of election to conclude an option or license agreement with Institution (“Negotiation Period”). Said license will contain reasonable terms, will require diligent performance by Company for the timely commercial development and early marketing of the Invention, and include Company’s obligation to reimburse Institution’s patent costs for all Inventions subject to the license. In the event it is necessary in the opinion of Institution to file any patent applications to protect an Invention during the Election or Negotiation Periods, Company will reimburse patent costs incurred by Institution during such period. If such option or license is not concluded within the Negotiation Period, neither party will have any further obligations to the other with respect to such Invention. If Company does not elect to secure such option or license, rights to such Invention will be disposed of in accordance with Institution’s policies, with no further obligation to Company with respect to such Invention.

5.6           Except as set forth in this Agreement, neither Party shall be deemed to grant either directly or by implication, estoppel, or otherwise, any rights under any patents, patent applications or other proprietary interests, whether dominant or subordinate, or any other invention, discovery or improvement of either Party, other than the specific rights covering Inventions under this Agreement.

Section 6: Use of Name

6.1           Except for disclosure by Institution of Company’s support for the Study in publications, for purposes of recruitment/consent of Study subjects, and for purposes of meeting any applicable requirements for the registration of the Study or of Study results with a publicly accessible or other clinical trial registry, neither Party to this Agreement shall use the name of the other Party or of any staff member, employee, student, or agent of the other Party or any adaptation, acronym or name by which the other Party is commonly known, in any advertising, promotional or sales literature or in any publicity without the prior written approval of the Party or individual whose name is to be used. Company understands that California Education 92000 prohibits the use of Institution’s names to suggest that Institution endorses a product or service.

Section 7: Proprietary Information

It is anticipated that in the performance of this Agreement, Company and Institution may need to disclose to each other information, which is considered confidential. The rights and obligations of the parties with respect to such information are as follows:

7.1           “Disclosing Party” shall mean a party that discloses Proprietary Information (as defined in paragraph 8.2 below) under this Agreement. “Receiving Party” shall mean a party that receives Proprietary Information under this Agreement.

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7.2           “Proprietary Information” refers to information necessary to conduct the Study, other than data from or results of the Study, which is obtained by Receiving Party from Disclosing Party, which, by appropriate marking, is identified as confidential and proprietary at the time of disclosure. In the event that Proprietary Information must be provided visually or orally, obligations of confidence shall attach only to that information which is confirmed by Disclosing Party in writing within thirty (30) working days as being confidential. Both Parties acknowledge that the Protocol is the Proprietary Information of Institution.

7.3           Period of Restriction. For a period of five (5) years after the expiration or early termination of this Agreement, Receiving Party agrees to use reasonable efforts, no less than the protection given its own confidential information, to use Proprietary Information received from Disclosing Party and accepted by Receiving Party only in accordance with this Section 8.

7.4           Use of Proprietary Information. Receiving Party agrees to use Disclosing Party’s Proprietary Information solely for the purposes of conducting the Study, obtaining any required review of the Study or its conduct, or ensuring proper medical treatment of any subject. Receiving Party agrees to make Proprietary Information available only to those personnel and agents at Receiving Party and to inform them of the confidential nature of such information.

7.5           Release of Proprietary Information. Except as provided herein, Receiving Party agrees to keep all Proprietary Information confidential unless Disclosing Party gives specific written consent for release.

7.6           Notice of Unauthorized Disclosure. Receiving Party shall notify, Disclosing Party of any disclosure not authorized hereunder of which it becomes aware. In such situations, Receiving Party shall take and shall require each such unauthorized recipient to take reasonable steps to prevent any further disclosure or unauthorized use.

7.7            Exclusions. No Receiving Party shall be required to treat any information as Proprietary Information under this Agreement in the event:

(a)            it is publicly available prior to the date of the Agreement or becomes publicly available thereafter through no wrongful act of Receiving Party;

(b)            it was known to Receiving Party prior to the date of disclosure or becomes known to Receiving Party thereafter from a third party having an apparent bona fide right to disclose the information;

(c)            it is disclosed by Receiving Party in accordance with the terms of Disclosing Party’s prior written approval;

(d)            it is disclosed by Disclosing Party without restriction on further disclosure;

(e)            it is independently developed by Receiving Party without reliance upon or access to Disclosing Party’s Proprietary Information; or,

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(f)          Receiving Party is obligated to produce it pursuant to a requirement of applicable law, regulation or an order of a court of competent jurisdiction or a facially valid administrative, Congressional or other subpoena, provided that the Receiving Party, subject to the requirement or order or subpoena (A) promptly notifies Disclosing Party or the requirement for disclosure.

7.8         Each Party reserves the right, in its sole discretion and without prior notice to the other Party, to disclose its own Proprietary Information to any third party for any purpose.

Section 8: Term and Termination

8.1         Term. The term of this Agreement shall be from the Effective Date until completion of the Parties’ substantive obligations under the Agreement in the performance of the Study, unless earlier terminated in accordance with Section 10.2.

8.2          Termination.

(a)          Either Party hereto shall have the right to terminate this Agreement at any time upon three (3) months prior written notice thereof to the other Party, except that either Party may terminate this Agreement at any time upon thirty (30) days prior written notice thereof to the other Party in the event of a material breach of the Agreement by the other Party, which breach is not cured within thirty (30) days of initial notice thereof, and except that either Party may terminate this Agreement immediately upon written notice to the other Party if necessary to protect the health, welfare or safety of any Study subject.

(b)          If the Principal Investigator ceases to serve in such role during the term of the Agreement, Institution shall promptly notify Company. Institution may name a substitute principal investigator (who shall thereafter be referred to as Principal Investigator for purposes of this Agreement), subject to the approval of Company, which approval may be withheld in Company’s sole discretion. If the Parties fail to reach agreement with respect to continuation of the Study and the Agreement within ninety (90) days following the date on which Institution notifies Company that the original Principal Investigator became unavailable, Company shall have the right to terminate the Study and this Agreement immediately upon written notice to Institution.

8.3          Continuation of Enrolled Subjects. The Parties agree that if, at the time either Party receives notice of termination pursuant to this section, Company shall continue to provide sufficient quantities of Study Drug necessary to allow such subjects to complete the Study, at Company’s expense, if completion is in the best interest of said subjects.

8.4           Survival. The obligations of the Parties under Sections 1.1 (Priority), 1.3, [1.4,] 2.1, 3.1, 3.2, 4.1, 5.1-5.6, 6.1, 7.1 − 7.8, 8.3, 9.1, 9.2 , 10.1, 11.2, and 11.4-13.7 shall survive any termination or expiration of this Agreement.

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Section 9: Indemnification; Insurance;

9.1          Indemnification.

(a)          Company shall indemnify, defend and hold harmless Institution, its trustees, officers, employees, including Principal Investigator, and agents (the “Institution Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Institution Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, damage loss or expense is caused by or results from the use of the Deliverables or from the negligent or intentional acts or omissions of Company, its directors, officers, agents or employees.

(b)          Company’s indemnification under (a) above shall not apply to any liability, damage, loss or expense in proportion to and to the extent that it is directly attributable to: (i) the negligence or intentional misconduct of, or violation of Applicable Laws by, the Institution Indemnitees; or (ii) failure of the Institution Indemnitees to adhere to the terms of the Protocol for the Study, provided, however, that emergency medical care shall not be deemed a violation of the Protocol.

Institution shall indemnify, defend and hold harmless Company, its directors, officers, employees, including Principal Investigator, and agents (the “Company Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Company Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, damage loss or expense is caused by or results from the negligent or intentional acts or omissions of Institution, its trustees, officers, agents or employees.

(c)          In the event of a claim against, the Party seeking indemnification agrees to notify the other Party promptly of such claim and to cooperate fully with the other Party in the investigation and defense thereof. The indemnifying Party will have the right to assume and control the defense and settlement of such claim (including negotiations related to the settlement thereof), and in such case the indemnified Party may employ its own counsel if it wishes to do so, at its own expense. Notwithstanding anything herein, no settlement shall be made by the indemnifying Party without the other Party’s prior written consent that would result in any admission of liability by the other Party’s indemnitees, or that does not contain an unconditional release of all claims against the other Party’s indemnitees.

9.2          Insurance.

(a)          Company shall, at its sole cost and expense, procure and maintain policies of professional and general liability insurance in amounts not less than one million dollars ($1,000,000) per occurrence and five million dollars ($5,000,000) annual aggregate covering its obligations under this Agreement, including contractual liability coverage for its indemnification obligations under this Section 9, if any.

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(b)          Company shall provide Institution at its request with written evidence of such insurance prior to the commencement of the shipment of the Study Drug. Company shall provide Institution with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change, in such insurance; if Company does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, Institution shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice of any additional waiting periods.

Section 10: Notices

10.1       Any written notices, reports, correspondences or other communications required under or pertaining to this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed as follows:

If to Institution:

David Geffen School of Medicine at UCLA

Clinical Trials Contract Unit

10911 Weyburn Avenue, 3rd Floor

Los Angeles, CA 90095-7170

Industry Contract Officer

Putney Drug Corp.

c/o Adeona Pharmaceuticals, Inc.

3930 Varsity Drive

Ann Arbor, MI 48108

Attn: Lara M. Guzman, VP of Administration

Section 11: Miscellaneous

11.1         Amendment. The terms of this Agreement can be modified only by a writing, which is signed by authorized representatives of Institution and Company.

11.2         Choice of Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

11.3         Assignment. Neither Party to this Agreement may assign its obligations hereunder without the prior written consent of the other Party. Notwithstanding the foregoing, the Company may assign this Agreement (i) to a purchaser, merging or consolidating corporation, or acquirer of substantially all of the Company’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of the Company without such prior written consent. For the purpose of this Agreement, the term “Affiliate” shall mean any entity that directly or indirectly owns, is owned by or is under common ownership with Company. A corporation shall be regarded as in control of another corporation if it owns directly or indirectly at least fifty percent (50%) of the voting stock of the other company or in the absence of the ownership of at least (50%) of the voting stock of a corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation.

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11.4         Entire Agreement. This Agreement, including any exhibits, attachments, and other documents that are incorporated by reference herein, constitutes the entire understanding and agreement between the Parties, and supersedes and replaces all prior agreements, understandings, writings and discussions between the Parties with respect to the subject matter of this Agreement.

11.5         Waiver. The failure of a Party in any instance to insist upon the strict performance of the terms of this Agreement shall not be construed to be a waiver or relinquishment of any of the terms of the Agreement, whether at the time of the Party’s failure to insist upon strict performance or at any time in the future, and such term(s) shall continue in full force and effect.

11.6         Severability. Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void, or unenforceable, the validity, legality, or enforceability of any other clause of this Agreement will not be affected thereby.

11.7         Titles. All the titles and headings contained in the Agreement are inserted only as a matter of convenience and reference and do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

11.8         Counterpart Signatures. This Agreement may be executed in one or more counterparts, each of which counterpart shall be deemed an original Agreement and all of which shall constitute but one Agreement. Further, the Parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties agree they will have not rights to challenge the use or authenticity of this document based solely on the absence of an original signature.

11.9         Relationship of Parties: The Parties hereto are independent contractors. Neither party shall act nor represent itself, directly or by implication, as an agent of the other.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to he duly executed as of the Effective Date above written.

PUTNEY DRUG CORP.	The Regents of the University of California

By:	/s/ James S. Kuo, M.D.	By:	/s/ Ann Ciminera
Name:	James S. Kuo, M.D.	Name:	Ann Ciminera
Title:	Chief Executive Officer	Title:	Industry Contract Officer
Date:	4/30/10	Date:	May 5, 2010

Read and Acknowledged:

/s/ Rhonda Voskuhl, M.D.
By: Rhonda Voskuhl, M.D.
Date: 5/5/10

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EXHIBIT A

PROTOCOL

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